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                                                                    EXHIBIT 10.1
                                     FORM OF
                              DISTRIBUTOR AGREEMENT


It is agreed between:

GLIATECH MEDICAL INC., a corporation organized and existing under the laws of the State of Ohio of the United States of America, having its office at 23420 Commerce Park Road, Cleveland, Ohio 44122 USA ("GLIATECH"),

AND,

_________________, a company formed under _________________ law, having its registered office at _________________, _________________, ________________,
("the Distributor"), That the parties intend to be legally bound, agree as follows:


DEFINITIONS
-----------

1. "Change of Control" means, with respect to any Person, (a) a sale of substantially all the Person's assets to another Person, (b) a merger of the Person with and into another Person or a consolidation of the Person with another Person or (c) the transfer of more than 25% of the voting power of the Person's equity interests that have the power to elect at least a majority of the directors or managers of the Person.

2. "Person" means an individual, corporation, partnership, trust or any other form of entity not specifically listed herein.

3. "Products" means the finished products manufactured and/or sold by GLIATECH, as referred to in Appendix 1 attached hereto and made a part hereof.

4. "Intellectual Property" means GLIATECH's intellectual property rights, including patents, patents pending, copyrights, designs, logos, labels, labeling and packaging relating to the Products, Marks (as defined herein), including, trademarks, service marks, trade names, designs, registrations and regulatory approvals and models held by GLIATECH in connection with the promotion, marketing, distribution, or sale of the Products.

5. "Marks" means, collectively, (a) those certain trademarks or trade names of GLIATECH listed on Appendix 2 attached hereto and made a part hereof, which may be amended from time to time by GLIATECH, and (b) those certain trademarks or trade names of GLIATECH used in connection with the promotion, marketing, sale, lease, license or distribution of the Products.

6.    "Territory" means the country of _________________.

ARTICLE 1 - APPOINTMENT, TERM
-----------------------------

1.1 GLIATECH hereby appoints the Distributor, and the Distributor accepts such appointment, as an independent, exclusive distributor of the Products within the Territory. The Distributor agrees to be bound by this Agreement.

1.2 This Agreement shall take effect upon the date of signature by both parties and shall remain in force for a term of _________________ years, unless sooner terminated in accordance with the provisions contained in
      Article 8 of this Agreement.

1.3 The Distributor has the right with the prior written consent of GLIATECH, to appoint subdistributors or agents to adequately cover the Territory.


ARTICLE 2 - DISTRIBUTOR'S GENERAL OBLIGATIONS
---------------------------------------------

2.1 The Distributor will purchase from GLIATECH and actively promote and resell the Products within the Territory. The Distributor will maintain adequate facilities and personnel to perform its obligations under this Agreement and will

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      comply in all material respects with all applicable local, state and national laws regulating the resale of the Products.

2.2 The Distributor undertakes to use its best efforts to market and sell the Products in the Territory and to give prompt attention to all inquiries or orders for the Products from customers or potential customers.

2.3 The Distributor shall not participate in the manufacture, sale or distribution of any products that compete with the Products. If at any time during the term of this Agreement, the Distributor engages in the manufacture, sale or distribution in the Territory, either directly or through subsidiaries or affiliates, of any products which GLIATECH reasonably deems to be substantially similar to or competitive with the Products, then GLIATECH will have the right to terminate this Agreement and end the exclusivity granted to the Distributor hereunder and open up the distribution of the Products in the Territory.

2.4 The Distributor shall develop and implement a comprehensive annual marketing plan for the Products. The annual marketing plan will detail the advertising and promotional efforts to be undertaken by the Distributor. All marketing and promotional activities will be at the Distributor's own expense. GLIATECH will have the right to accompany the Distributor and/or the Distributor's sales personnel on sales calls with customers and/or surgeons within the territory as GLIATECH may reasonably request.

2.5 In order to maintain the rights granted by GLIATECH under the present Agreement, the Distributor shall use its best efforts in fulfilling its obligations hereunder. The Distributor shall: (a) place orders for and sell the minimum amount of Products as set forth in Appendix 3 attached hereto and made a part hereof; (b) meet the reporting schedule as set forth in Appendix 4 attached hereto and made a part hereof; and (c) undertake its obligations under the present Agreement in accordance with the quality standards as set forth in Appendix 5 attached hereto and made a part hereof and (d) implement the annual marketing plan as set forth in
      Section 2.4.

      At least six weeks prior to the expiration of each year during the term of this Agreement, GLIATECH's representatives will meet with the Distributor to determine minimum purchase levels and other relevant matters relating to sales, marketing, and distribution activities for the following year.

2.6 The Distributor will provide GLIATECH with customer inquiry and sales-related information for Products as GLIATECH may reasonably request, including pricing and customer and potential customer related information. Distributor shall maintain documentation indicating the quantity and lot numbers of all Products sold to each customer such that, in the event that it might be required, it would be possible to contact all purchasers of individual lots of Products sold.

2.7 The Distributor shall not distribute the Product outside the Territory without the prior written approval of GLIATECH.

2.8 The Distributor shall be solely responsible, including, without limitation, any costs related thereto, for (a) ensuring that all detailing, advertising, sales promotion, and professional service activities for the products within the Territory conform in all respects with the laws, rules, regulations, customs, and procedures (collectively, the "Regulations") of the Territory; and (b) notifying GLIATECH of any deviation from any Regulations and ceasing to use or undertake, as the case may be, such detailing, advertising, sales promotion, and service activities.

2.9 During the term of this Agreement, the Distributor will provide to GLIATECH, prior to use, copies of all labels and advertising copy (the "Advertising Material") to be used by the Distributor. GLIATECH will have thirty (30) business days to review and to approve the Advertising Material. GLIATECH must, within ten (10) additional business days of such review period, notify Distributor in writing whether the Advertising Material is approved by GLIATECH.

2.10 The Distributor agrees to promptly notify GLIATECH of any regulatory or other governmental actions that may affect the sales or status of the Products during the term of this Agreement.

2.11 Upon termination of this Agreement for any reason, DISTRIBUTOR shall cooperate fully with Gliatech and take all necessary steps to transfer and assign, immediately and gratuitously, any authorizations which may be held in DISTRIBUTOR'S name to Gliatech or its designee(s) to the extent permissible by law. DISTRIBUTOR agrees further to cooperate in the case of non-assignable Authorizations held in DISTRIBUTOR'S name by not taking and not omitting any action which may cause such Authorizations to lapse or be cancelled. DISTRIBUTOR shall cooperate with and assist Gliatech or its designee(s) in obtaining orderly transition and issuance of any Authorizations for the Products on behalf of Gliatech or its designee(s) without delay. Any government or official fees assessed for implementing the aforesaid transfers shall be paid by Gliatech, or reimbursed to DISTRIBUTOR upon submission of receipts


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      showing proof of DISTRIBUTOR'S actual out-of-pocket expenses incurred for implementing such transfers.

2.12 Distributor shall not sell or offer for sale any Products which may be expired, damaged, spoiled or altered from the condition or appearance in which they were delivered to Distributor.

2.13 Distributor shall provide GLIATECH with immediate notice of any and all adverse reactions (incidents or near incidents) and complaints associated with the use of the Products that are reported by users to its agents, representatives or employees. Adverse events, including Product complaints, shall be reported as soon as possible to GLIATECH's customer service department. Moreover, Distributor shall provide GLIATECH with immediate notice if it is contacted by a Competent Authority or Notified Body regarding such adverse reactions (incidents or near incidents). Distributor shall promptly provide copies of all correspondence of regulatory action involving GLIATECH's products to GLIATECH.

2.14 Distributor shall furnish GLIATECH on a monthly basis with such reports, as the same may be amended from time to time in GLIATECH's sole discretion, as GLIATECH may reasonably request regarding sales effort, sales, inventories of the Products on hand and other matters relevant to this Agreement.


ARTICLE 3 - GLIATECH'S GENERAL OBLIGATIONS; INSURANCE AND INDEMNIFICATION
-------------------------------------------------------------------------

3.1 GLIATECH shall obtain and maintain at its expense all government approvals, health or product registrations, licenses, visas, or other permits howsoever called (hereinafter referred to as "Authorizations") required to import, export, sell, distribute, promote, and handle the Products in the Territory and/or to fulfill all its obligations under this Agreement. If any Authorizations should be required by law to be held in Distributor's name, Distributor agrees that such Authorizations shall be held by Distributor, for the benefit of and in trust for GLIATECH.

3.2 GLIATECH warrants to the Distributor, but not to any customer, that each Product shall be free from material defects. The Distributor shall afford GLIATECH a prompt and reasonable opportunity to inspect the Products as to which any claim is made under this Section 3.2. The Distributor shall not, however, return any allegedly defective Products to GLIATECH without GLIATECH's prior written consent. The foregoing warranties and GLIATECH's obligations thereunder shall be void and are specifically disclaimed by GLIATECH with respect to any Products that are subjected to improper application, alteration or abuse, or accident or neglect in use, storage, transportation or handling, provided that any such actions or occurrences are not directly attributable to GLIATECH or its agents.

3.3 The Distributor's exclusive remedy for a breach of the warranty set forth in Section 3.2 is that GLIATECH will, at its option, either (i) replace the defective Product or (ii) reimburse the Distributor the lesser of (A) the aggregate amount previously paid by the Distributor to GLIATECH in respect of the Product or (B) the cost of any claims, demands and reasonable legal costs directly attributable to the breach of warranty (excluding incidental or consequential losses and any act of negligence of the part of the Distributor).

3.4 EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 3.2, GLIATECH MAKES NO WARRANTIES TO THE DISTRIBUTOR OR ANY CUSTOMER WITH RESPECT TO ANY PRODUCTS. THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.5 The Distributor shall resolve all claims by customers in respect to the warranty set forth in Section 3.2 within 24 hours and shall notify GLIATECH in writing of all claims against the Distributor by customers within 72 hours of learning of such claims for which the Distributor intends to exercise its rights against GLIATECH pursuant to the warranty set forth in Section 3.2.

3.6 Each party warrants to the other party that, from the date of the Agreement, the party has in full force and effect product or performance liability insurance applicable to any claims, liabilities, damages, costs or expenses arising out of any defects or alleged defects in the Products in the amount of $10,000,000 per occurrence and $10,000,000 annual aggregate. Each party agrees to maintain throughout the terms of this Agreement, at its own expense, product liability insurance protection at least equivalent to that warranted to be in effect at the date of the Agreement.

3.7 The Distributor agrees to indemnify and hold GLIATECH harmless from any claim or damages (inclusive of GLIATECH's reasonable attorneys' fees) made against GLIATECH as a result of the Distributor's (including the Distributor's subdistributors, agents and employees) contract breach, negligence, misrepresentation, or error or omission in the


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     performance of this Agreement. The Distributor shall be solely responsible for any claims, warranties or representations made by the Distributor or the Distributor's employees or agents which differ from the directions for use provided by GLIATECH. GLIATECH agrees to indemnify, subject to Section
     3.3 hereof, and hold the Distributor harmless from any claim or damages (inclusive of the Distributor's reasonable attorneys' fees) made against the Distributor (other than respecting or arising from infringement of proprietary rights which shall be governed exclusively by Section 3.8) as a result of GLIATECH's (including GLIATECH's agents and employees), contract breach, breach of warranty, negligence, products liability misrepresentation, or error or omission arising from the sale of Products to the Distributor and the Products sold to the Distributor hereunder; PROVIDED, HOWEVER, that GLIATECH shall not be liable to Distributor for any claim by Distributor for loss of profits, or for special, incidental or consequential damages owing to any defect in the Products, whether caused by GLIATECH's negligence or otherwise. Notwithstanding anything to the contrary herein, GLIATECH shall not indemnify or defend Distributor or hold Distributor harmless against any claim, action, suit, loss, damages or expenses in respect of claims arising out of any wrongful act, by Distributor, including any breach of this Agreement.

3.8 GLIATECH agrees to indemnify the Distributor against any claim that any Product infringes any United States patent or that the use of Marks in connection with the sale of the Product constitutes a violation of any state or federal law or regulation. GLIATECH shall have no liability or obligation for any infringement claim based upon (1) modifications of a Product by parties other than GLIATECH or use of such modified Product or
     (2) unauthorized use of a Product in combination with materials or products not supplied by GLIATECH.

3.9 CONDITIONS OF INDEMNIFICATION. The obligation to provide Indemnification is contingent upon (a) the indemnified party giving prompt written notice to the indemnifying party of any such claim, action or demand, (b) the indemnified party allowing the indemnifying party to control the defense through an attorney reasonably satisfactory to the indemnified party and related settlement negotiations, and (c) the indemnified party fully assisting in the defense so long as the indemnifying party pays the indemnified party's out-of-pocket expenses.


ARTICLE 4 - PURCHASE, SALE, AND RESALE OF THE PRODUCTS
------------------------------------------------------

4.1  All orders for Products made by the Distributor shall be in writing.

4.2 GLIATECH shall establish the prices at which the Products will be sold to the Distributor and reserves the right, with 90 day prior notice, to increase prices.

4.3 The Products will be invoiced net 30 days FOB, shipping point, unless GLIATECH at any time, in its sole discretion, determines that the Distributor is a credit risk, in which case GLIATECH may require C.O.D. payment. Payment will be made in US dollars by wire transfer to a bank designated by GLIATECH.

4.4 If for any reason payment of any invoices due to GLIATECH should not be made or are delayed beyond their due dates, then Distributor shall be required to pay interest on the amount of any such invoices at an annual rate equal to one percent (1%) above the prime rate in effect at the time as charged by the National City Bank, Cleveland, Ohio, USA from the due date of payment until the date (inclusive) on which actual payment is received or collected by GLIATECH.

4.5 The Distributor shall determine the price of the Products that the Distributor charges to its customers, and Distributor shall provide GLIATECH with documentation of the average selling price of the Products sold in the Territory. In the event that Distributor has more than one country in the Territory, then Distributor will provide documentation of the average selling price of the Products for each country in such Territory.


ARTICLE 5 - PROTECTION OF INTELLECTUAL PROPERTY
-----------------------------------------------

5.1 The Distributor hereby acknowledges that GLIATECH has claimed, or may claim, ownership rights or rights in the Intellectual Property. The Distributor shall have no ownership rights to the Intellectual Property and Distributor shall not make any claims of ownership to the Intellectual Property in or outside the Territory. The Distributor shall take no action or make any omission which is in any way inconsistent with GLIATECH's claim of ownership or use with respect to the Intellectual Property.


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5.2   The Distributor will not develop "derivative works" or "new works" or otherwise alter the Intellectual Property in any manner. Notwithstanding the foregoing, in the event the Distributor develops any such "derivative works" or "new works" or alters the Intellectual Property in any manner, the Distributor hereby does and shall assign, grant, transfer and otherwise convey to GLIATECH, the Distributor's entire worldwide right, title, and interest in and to all "new works," "derivative works" or alterations hereafter created on the basis of any Intellectual Property which GLIATECH now holds or hereafter may hold. If parties who are not employees of the Distributor make or have made any contribution to the creation of a "derivative work," "new work" or alteration so that such parties might be deemed to be "authors" or "inventors" of the same as that term is used in present or future United States copyright statutes, trademark statutes or patent statutes, as the case may be, the Distributor agrees to use its best efforts to obtain from such parties a full assignment of rights so that the assignment by the Distributor shall vest in GLIATECH full rights in the "derivative work," "new work" or alteration, free of any claims, interests, or rights of other parties. At GLIATECH's request, the Distributor agrees to furnish GLIATECH with full information concerning the creation of any "derivative work," "new work" or alteration and with copies of assignments of rights obtained from other parties.

5.3 In the event of any actual or suspected infringement of any aspect of the Intellectual Property, the Distributor shall promptly report the same to GLIATECH in writing. GLIATECH shall have the sole and exclusive right to institute any claim, demand or cause of action with respect to any such actual or suspected infringement, and the Distributor shall have no right to make any demand or claim, bring suit, effect any settlement or take any other action against such party without the prior written consent of GLIATECH. GLIATECH shall have no obligation or duty, however, to institute any such claim, demand or cause of action. The Distributor shall furnish GLIATECH full cooperation in connection with any such claim, demand or cause of action. If requested by GLIATECH to do so, the Distributor shall join as a party to such claim, demand or cause of action. The costs of any such actions shall be borne by GLIATECH, except where the action has been instituted by the Distributor, in which event such costs shall be paid by the Distributor.

5.4 GLIATECH shall have the exclusive right, in its sole discretion and at its sole expense, to control the preparation, filing, prosecution, maintenance and enforcement of the Intellectual Property. The Distributor shall cooperate with GLIATECH, and shall provide reasonable assistance, in safeguarding and enforcing the Intellectual Property. Except as permitted in this Agreement, the Distributor agrees not to make, use, sell or offer for sale any products or processes that would infringe upon any Intellectual Property of GLIATECH.


ARTICLE 6 - FORCE MAJEURE
-------------------------

In the event that any failure to perform or delay in the performance of any obligations under this Agreement by either party is due to any cause beyond the reasonable control and without the fault or negligence of the party so affected, including, but not limited to, acts of God, strikes, fires, floods, earthquakes, wars, sabotage, or governmental rule or regulation, the party so delayed in or prevented from performing its contractual obligations under this Agreement will be under no liability for loss or damages suffered by the other party thereby, and those obligations shall be suspended for the durations of the situation of force majeure. If the situation of force majeure continues beyond a period of six months, the unaffected party may terminate this Agreement by written notice of 15 days to the other party.


ARTICLE 7 - CONFIDENTIALITY AND PUBLICITY
-----------------------------------------

7.1 From time to time GLIATECH may disclose to the Distributor confidential and proprietary information relating to the Products ("Confidential Information"). Confidential Information shall not include:

      (a) any information which was already in the possession of the Distributor, as evidenced by its written records, at the time of the disclosure by GLIATECH;

      (b) any information which is lawfully received by the Distributor from a third party which is not under a secrecy obligation to GLIATECH;

      (c) any information which, at the time of disclosure to the Distributor or thereafter, becomes public knowledge otherwise than through a breach of the Distributor's obligations under this Agreement; and

      (d) any information which is developed by the Distributor by employees who have no access to GLIATECH Confidential Information.



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7.2   The Distributor agrees not to disclose any Confidential Information to any third party unless such disclosure shall be approved in writing by GLIATECH.

7.3 The Distributor shall not use any such Confidential Information except as may be necessary or appropriate to carry out its responsibilities under this Agreement.

7.4 Neither party shall make public information concerning the terms of this Agreement nor the products or services provided hereunder without the prior written consent of the other party except as may be required by law or pursuant to a lawful request of a governmental agency.


ARTICLE 8 - TERMINATION
-----------------------

8.1 (a) Either Party may terminate this Agreement forthwith if (i) the other party is guilty of any material breach of this Agreement which is not remedied (if remediable) to the first party's satisfaction within thirty
      (30) days of written notice requesting the same or (ii) the other party suspends the transaction of its business for more than thirty (30) days without prior written consent of the first party or otherwise ceases to function as a going concern.

      (b) Either Party may terminate this Agreement for any reason by providing to such other party written notice of the first party's intent to terminate this Agreement; provided, however, that such notice must be sent no later than ninety (90) days prior to the expiration of the term of this Agreement as set forth in Section 1.2 hereof.

8.2 This Agreement will terminate immediately in the event of either party's insolvency or the institution of insolvency, bankruptcy, receivership or similar proceedings by or against either party, which proceedings are not terminated within ninety (90) days of institution.

8.3 GLIATECH may terminate this Agreement, by written notice to the Distributor if any of the following occur:

      (a) The Distributor assigns, or attempts to assign, its rights or obligations under this Agreement without the prior written consent of GLIATECH.

      (b) The Distributor fails to order sufficient quantities of Products in any year to satisfy the minimum quantities set forth on Appendix 3 as contemplated by Section 2.5.

      (c) There is a Change of Control of the Distributor or of any Person that as of the date of this Agreement, owns more than 50% of the outstanding equity interests of the Distributor or that are entitled to elect at least a majority of the directors or managers of such Person.

      (d) GLIATECH ceases production of the Products for any reason whatsoever.

      (e) There is a Change of Control of GLIATECH.

      (f) There is a sale by GLIATECH of substantially all of the assets of GLIATECH relating to the Products.

8.4 Upon the expiration or termination of this Agreement for any reason whatsoever, the rights granted to the Distributor under this Agreement shall terminate, and the Distributor shall immediately discontinue all dealings in the Products and uses of the Marks.

8.5 Upon the expiration or termination of this Agreement for any reason, GLIATECH shall have the right to appoint, to accept orders from, and to deliver the Products to a new distributor in the Territory.

8.6 If this Agreement is terminated, GLIATECH shall repurchase the Distributor's then-remaining inventory in stock at a price equal to the lesser of (a) the price paid by the Distributor for such Products or (b) the price at which GLIATECH then sells the Products to other distributors (or, if GLIATECH is not then selling the Products to other distributors, then the then current fair market value of such Products). Neither GLIATECH nor the Distributor shall by reason of the termination or non-renewal of this Agreement be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits, or anticipated sales or on account of expenditures, investments, leases, property improvements or commitments.

8.7 Upon termination of this Agreement, Distributor shall promptly cease all use of the Intellectual Property and return to GLIATECH any Confidential Information, any material containing the Intellectual Property and all Advertising Materials and shall not thereafter adopt or use in any manner any name, trademark, service mark, symbol, logo, devise or the



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     like which is or may be confusingly similar to those of GLIATECH. The
     Distributor shall thereafter refrain from operating or doing business under any name or in any manner that might tend to give the impression that the license granted pursuant to this Agreement is still in force or that the Distributor is in any way connected or affiliated with or sponsored by GLIATECH or any affiliate of GLIATECH.


ARTICLE 9 - TRANSFER AND ASSIGNMENT
-----------------------------------

This Agreement is personal to the Distributor. The Distributor will not assign this Agreement or any of its rights or obligations hereunder in whole or in part without the prior written consent of GLIATECH.


ARTICLE 10 - ENTIRE AGREEMENT
-----------------------------

This Agreement, including appendices, constitutes the entire Agreement between the parties and cancels and supersedes any previous agreements.


ARTICLE 11 - SURVIVAL
---------------------

The covenants, agreements, and undertakings, set forth in Sections 2.11, 3.7 and
3.8 and Articles 5, 7 and 8 shall survive beyond the termination of this Agreement for any reason whatsoever.


ARTICLE 12 - WAIVER
-------------------

The failure or delay of a party to protect or enforce its rights and remedies with respect to any breach or failure relating to performance of this Agreement shall not prejudice or be deemed to constitute a waiver or surrender of such party's rights and remedies, whether under this Agreement or at law, in equity or otherwise.


ARTICLE 13 - SEVERABILITY
-------------------------

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions of this Agreement.


ARTICLE 14 - NOTICES
--------------------

Any notices, approvals, reports, statements, or other communications given under this Agreement ("notices") shall be written and sent in English. Notices shall be delivered either personally or by registered mail or private carrier (return receipt requested) to a party at the address stated in the Preamble or such other address as may be designated by the party hereafter for such purpose. Any period of time provided or measured by such notice shall commence on and include the date of mailing or of personal delivery, as the case may be, and shall be calculated on the basis of calendar days.


ARTICLE 15 - GOVERNING LAW
--------------------------

This Agreement shall be governed by and interpreted in accordance with laws of the State of Ohio. Any disputes or questions which the parties cannot resolve after negotiations shall be settled by arbitration instituted at the option of either party. The arbitration will be conducted under the regulations of American Arbitration Association. Each party hereby accepts and submits itself unconditionally to the exclusive jurisdiction of the arbitrator.


ARTICLE 16 - AUTHORITY AND RESPONSIBILITY OF DISTRIBUTOR
--------------------------------------------------------

Distributor undertakes to carry out this Agreement as an independent contractor using its own employees which in no



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sense are to be deemed employees or agents of GLIATECH and GLIATECH shall not be accountable to Distributor or its employees in any way except in accordance with the written agreement of GLIATECH. All relationships entered into by Distributor shall be for its exclusive account and risk and it shall not have any power to bind GLIATECH.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives this _____________ day of
__________________.

____________________                          GLIATECH MEDICAL INC.




By:                                           By:
    ------------------------------               ------------------------------
       _________________                            Steven L. Basta
       _________________                            President



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